Exhibit 99.4

ADVANCED GLASSFIBER YARNS LLC

AGY Receives Approval of First-Day Orders in Connection with Reorganization

Interim Borrowings Approved Under DIP Financing Commitment

Aiken, South Carolina, December 12, 2002/PRNewswire — Advanced Glassfiber Yarns LLC (AGY), one of the largest global suppliers of glassfiber yarns used in a variety of electronic, industrial, construction and specialty applications, announced today that it has received Bankruptcy Court approval for various of its initial motions designed to maintain the efficiency of day to day business operations while the company is reorganizing under Chapter 11 of the U.S. Bankruptcy Code. As previously announced, and as a further step in the Company’s restructuring efforts, AGY filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on December 10, 2002.

At the hearing, the Court also approved interim borrowings under the Company’s previously announced debtor-in-possession (DIP) financing commitment from Wachovia Bank National Association, which will be used to fund ongoing working capital needs, employee obligations and other expenses during the reorganization.

AGY filed its voluntary petition in the U.S. Bankruptcy Court for the District of Delaware in Wilmington. The Company’s next interim hearing date has been set for January 6, 2003.

Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will,” “expect,” “intends” and words of similar meaning. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from the Company’s current expectations include general economic conditions, conditions in the market for electronics products, changes in the cost of materials and labor used in manufacturing, and the other risks detailed in the Company’s periodic reports and registration statements filed from time to time with the SEC.